Exhibit 99.1

RealD Promotes Vivian Yang to

Executive Vice President and General Counsel

Media, Entertainment and Technology Veteran to Oversee Worldwide

Legal, Compliance and Human Resources

LOS ANGELES, Calif. (July 23, 2014) — Global 3D and visual technology company RealD Inc. (NYSE: RLD) announced today the promotion of Vivian Yang to the position of Executive Vice President and General Counsel. Reporting to Chairman and CEO, Michael V. Lewis, Yang will oversee the company’s worldwide Legal and Human Resources departments, including managing compliance. Yang will continue to be based in the company’s Beverly Hills headquarters.

“Vivian has vast experience in the media and technology sectors working with both established and growth companies,” said Michael V. Lewis, Chairman and CEO of RealD. “Her legal acumen combined with her proven management capabilities will make her an extraordinarily valuable member of the RealD executive team.”

Yang brings to her role more than 15 years of legal experience in the areas of media, entertainment and technology. Prior to joining RealD earlier this year, Yang was SVP & General Counsel for CityGrid Media. She has also held the positions of SVP, Business Affairs, Finance and Administration at Time Warner’s Global Media Group, VP & General Counsel at eCompanies Wireless and Senior Counsel at Sony Pictures.  Yang started her legal career at Latham & Watkins.  Yang received her JD from Georgetown University and her BS from Penn State University, and is a member of the California and New York bar associations.

The world’s most widely used 3D cinema technology, RealD 3D is installed in more than 25,200 auditoriums by approximately 1,000 exhibitors in 74 countries around the world.

About RealD Inc.

RealD is a leading global licensor of 3D and other visual technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides certain of its technologies and active and passive eyewear to consumer electronics manufacturers and content distributors and will continue to leverage its extensive intellectual property portfolio to develop additional revenue opportunities.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Moscow, Russia; Shanghai, China; Hong Kong; Tokyo, Japan; and Rio de Janeiro, Brazil. For more information, please visit our website at www.reald.com.

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For more information please contact:

Media:

RealD

Rick Heineman

310-385-4020

rheineman@reald.com

or

Investors:

Addo Communications for RealD

Andrew Greenebaum or Laura Bainbridge

310-829-5400

investors@reald.com